Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q3 2015 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:
PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I
MICHAEL TAFF, Chief Financial Officer, CB&I
5 p.m., Eastern Daylight Time
Thursday, November 5, 2015

Transcript Prepared Exclusively for CB&I by

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P R O C E E D I N G S
TELECONFERENCE OPERATOR: Good afternoon. My name is Holly, and I'll be your conference operator today. At this time, I'd like to welcome everyone to the CB&I third quarter 2015 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question during that time, simply press Star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key.
Before beginning today's call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company's future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company's press release and the SEC filing. While forward-looking statements represent management's best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.
Now I'd like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I. Thank you, Mr. Asherman. You may begin the conference.
MR. ASHERMAN: Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron's results for the third quarter of 2015. With me today is CB&I's Chief Financial Officer, Mike Taff, who will discuss the company's overall financial performance.
But, first, I would like to focus on our commitment to safety. We worked more than 107 million hours in the first 9 months of 2015 on literally hundreds of projects around the world and recorded six lost-time incidents, primarily non-severe, at an incident rate of .01, one of the best, if not an industry standard, for contractors, oil companies, subcontractors, and general industrial companies when benchmarked against the Construction Industry Institute's index.
And we have 31 sites that have worked a million hours or more where that was zero lost-time incidents. Two particularly outstanding project records include Ecopetrol's Reficar project in Cartagena, Colombia, which has surpassed 110 million work hours without a lost-time incident, and the MOX Project at the Savannah River site in South Carolina, which has surpass 25 million work hours without a lost-time incident. Now, our safety record is a key reason we continue to be an employer of choice in the industry with the proven ability to hire and retain skilled workers.
Last week, CB&I announced that Westinghouse will acquire a nuclear construction business. The transaction is well documented in the press release and the 8-K filings last week, and I'll leave it to Mike to add color to the accounting. But I do want to say this is a great point to transition the projects to Westinghouse. Both projects have accumulated millions of man-hours without a serious injury. The nuclear culture and quality standards as required by the NRC are firmly at place at both sites.
Where there is union labor, we have been successful in working with the building trains—building trades to maintain a productive and talented workforce, and we've achieved many important milestones, and the rebase line schedule and cost projections have provided a credible pathway to the completion of both projects. Now, it's rare in our industry to find a solution to a complex issue of this magnitude where each of the parties involved wins, and we view this transaction as a positive reset for our shareholders, the licensees, Westinghouse, and ultimately the people of South Carolina and Georgia.
Now let's turn to the third quarter results. New awards totaled approximately $4 billion. We booked almost $10 billion in new awards year-to-date, and our backlog of almost $30 billion includes a $450 million negative impact from adverse foreign currency translation, due to the strong dollar.
Income from operations, on an adjusted non-GAAP basis for the first three quarters of 2015, totaled $801 million, a 10 percent increase over the same period last year. For the quarter, we generated revenues of $3.3 billion, which also includes a $290 million negative foreign currency impact, and CB&I's adjusted net income for the quarter was approximately $164 million or $1.54 per diluted share.
Now, during the quarter, we announced an early works agreement with a joint venture between Axiall Corporation and the Lotte Chemical Corporation for an ethane cracker to be built in Louisiana. We also announced the signing of an early works agreement with Lotte Chemical for the adjacent monoethylene glycol unit, or MEG, which is derived from ethylene. It is an important raw material for industrial applications such as polyester fibers, films and fabrics, as well as polyethylene used in bottling. MEG also is important in the production of antifreezes, coolants, deicers, and solvents. These projects combined are estimated at nearly $2 billion.
Other key awards for the third quarter include a $300 million storage tank award by Sunoco for the expansion of the Marcus Hook industrial complex in Pennsylvania, $100 million award by a major chemical corporation for the EPC of a specialty chemicals plant in the Gulf Coast region, a contract by Total for our ethylene technology in FEED services for a new ethane cracker in Texas, as well as multiple industrial and power maintenance contracts. And we're confident in our ability to convert major prospects into new backlog in the fourth quarter of 2015 and throughout 2016, while sustaining robust margins and maximizing operating cash-flow performance.
Our LNG export terminals with Freeport LNG and Cameron LNG are making solid progress as the projects transition in the field. Additionally, we continue to support these two projects and their evaluation of potential capacity expansion. Anadarko Mozambique LNG is working preliminary planning with us in preparation for final EPC contracts signing by year's end or early January. The company has stated publicly that they are confident of reaching an FID by the front half of next year, so we remain very confident that this important project will proceed as planned, and our joint venture is mobilizing to support Anadarko in every aspect of the early works program.
We also continue to see positive developments in petrochemicals. Our current projects in the Gulf now include our ethane cracker in Ingleside for OxyChem and Mexichem, the Shintech/Toyo cracker in Louisiana, and the early construction works for the Axiall/Lotte ethylene plant in Louisiana I mentioned, including work for the monoethylene glycol unit. We're particularly encouraged by this development as the first of what we expect to be many developments on derivative plants to transform ethylene into higher value products in the manufacturing process.

We also see near-term petrochemical prospects in the Middle East, as the region continues to diversify into higher value derivatives. Specifically, Oman Oil Refineries & Petroleum Industries, or Orpic, will soon announce the contractor of choice for the first package of the steam cracker in Oman for Liwa Plastics Project using CB&I technology and FEED work. If successful, we expect this project to be a multibillion-dollar EPC contract before year-end.
We're also currently working on three-combined cycle power plants with an aggregated value of nearly $2 billion on a curved backlog and believe CB&I is well positioned to capture our share of a solid long-term market. The issuance of the long-anticipated Clean Power Plan rule in August supports gas-fired generation as a favorite source of power that is perceived as a low-risk solution.
In our Technology Group, after a slow start this year due to economic headwinds in China and a strong dollar elsewhere, the technology market is turning around. Our joint venture with Chevron had significant awards in the quarter, including a heavy oil upgrader award in Thailand, a hydrocracker in Russia, a delayed coker in India, and two large catalyst orders. We were also awarded the licenses for the Total ethylene project to U.S. FCC revamp, an Indonesian butadiene plant and CATOFIN and OCT expansions, as well as major catalyst bookings associated with polypropylene and Tier 3 gasoline initiatives. The outlook for our technology business is promising. The refining side of the industry remains more active in both the United States and China. Heavy oil hydrocracking has a number of strong prospects, as do gasoline de-sulfurization projects, required to meet mandated Tier 3 specifications.
On the petrochemical side, the best prospects are new ethylene plants, expansion of international liquid crackers, and CATOFIN projects to butanes or propane. There is also strong interest in polypropylene licenses.
Our Capital Services operating group has seen a trend towards increased profitability from the past year, partly due to the benefits of cost-saving initiatives put in place earlier in the year. Our recent successes in power maintenance and industrial maintenance are good examples of how our customers view the savings and the value we add to their existing facilities. The strategies we've been putting in place for our Capital Services business capitalize on CBI's existing relationships and global footprint to broaden our existing services: maintenance; environmental; and disaster response, including continuous Hurricane Sandy clean-up and activities associated with the recent severe flooding in parts of the U.S.
Our Fabrication Services group has a strong backlog as a result of robust sales in ethylene heaters, pipe spools and process modules, pressure spheres, low-temperature liquid storage tanks, and storage tanks for liquid terminals. We successfully completed a number of LNG storage and peak-shaving projects in China and Australia in the second half of 2015, and we've mobilized on a number of pressure sphere and storage tank projects in the U.S., Canada, Saudi Arabia, and Kuwait. North America and the Middle East remain our strongest market for fabrication work moving forward. Operationally, our fabrication facilities have been rationalized and investments made to increase production at reduced cost.
So how is 2016 shaping up? Now, we remain confident in our capacity to maintain and grow our backlog by focusing on the right projects, customers, and end markets where we have a competitive advantage.
Now, as most of you know, we've changed our Investor Day to quarter one of next year so that we can properly assess the impact of some major awards expected before the middle of January and will then provide 2016 guidance. But, on a preliminary basis, our backlog is expected to grow between 5 and 7 percent in 2016, with an anticipated burn rate of approximately 35 to 40 percent. On an adjusted basis, revenue and earnings should grow by double digits, and operating cash flow should approximate net income.
Our total funnels of opportunities for 2016 is around 65- to $70 billion of addressable market opportunities, which is actually a decrease from the average 85- to $87 billion we've seen over the past several years. The reasons for this decrease should be fairly apparent, but given our win ratio in our primary end markets, averaging well over 60 percent, we still expect to book 14- to $16 billion again in 2016. But the mix is changing as well and anticipated to include approximately 25 to 30 percent in LNG and 35 to 50 percent in petrochemical and refining opportunities.

Combined-cycle power generation is around 12 to 15 percent of the total, with the remainder spread between Fabrication Services, Technology, and Capital Services.
Geographically, we expect new awards to be concentrated approximately 50 percent in North America, with Africa and the Middle East dominating the remainder of the prospects, relatively few new major projects in Europe, South America, and Asia Pacific.
As to our capital allocation plan, Mike will provide more details, but post transaction, we expect to accelerate our use of capital for debt reductions, share repurchases, and growth initiatives throughout 2016. And, as we've stated before, our debt covenants restrict stock repurchases over $200 million until our debt-to-EBITDA ratio is below 1.5. But the initial focus is buying the remaining shares outstanding associated with the 2013 acquisition, and this year, we purchased over 4.5 million shares towards that goal. We will continue to prioritize share buybacks as cash flow builds positive momentum this next year.
Other uses of cash will include the CapEx associated with NET Power and our catalyst facility we're building with our partner Clariant. Each investment, once up and running, will provide an internal rate of return over 40 percent, which will be an important part of our 2017-and-beyond plan. So we expect CapEx for these two investments to total about $35 to $40 million in 2016.
So let me turn it over to Mike, who will report the financial results of the third quarter. Mike?
MR. TAFF: Thanks, Phil, and good afternoon, everyone.
Let me discuss in greater detail our financial results for the quarter. Before reviewing our results, let me highlight that we will be discussing adjusted balances on a non-GAAP basis, which exclude a third quarter non-cash, after-tax charge of $904 million, resulting from the company's recently announced divestment of our nuclear construction business.
We believe adjusted balances are a better indication of our future operating performance.
As we discussed last week, the nuclear construction disposition, which we expect to close in the fourth quarter, will facilitate the achievement of our capital allocation goals via improved operating cash flows and reduced working capital requirements. The $904 million after-tax charge for the quarter relates to the write-down of working capital, primarily unbilled receivables in our contract-in-progress account, also fixed assets, net deferred taxes, and goodwill and intangible asset impairments. We have provided a table with a reconciliation of non-GAAP information in our earnings release, and additional information will be available in our Form 10-Q, to be filed shortly.
Revenue for the third quarter was $3.3 billion, which was unfavorably impacted by $290 million from the strengthening U.S. dollar versus the comparable period in 2014. On a constant currency basis, revenue was up 7 percent versus the prior year quarter.
For the full year, we expect the foreign currency impact on our revenue to be between $800 and $900 million.
Gross profit for the third quarter totaled $378 million versus $393 million in the third quarter of 2014, with gross margins of 11.4 percent compared to 11.6 percent, respectively. Year-to-date, our gross profit reached $1.13 billion versus $1.08 billion in 2014, with gross margins of 11.7 percent compared to 11.2 percent, an improvement of 50 basis points. These increases are primarily the result of higher margin backlog and higher leverage of our operating cost.
Selling and administrative expense was $94 million or 2.8 percent of revenue in the third quarter of 2015. Year-to-date, our S&A rate is 3 percent of revenue compared to 3.2 percent in the comparable period of 2014, an improvement of 20 basis points year-over-year. The decrease is primarily attributable to lower incentive plan cost and savings from our cost reduction initiatives. We expect our full-year S&A expense to be at or slightly less than 3 percent of revenue.
During the quarter, we generated adjusted operating income of $271 million or 8.1 percent of revenue compared to adjusted operating income of $291 million or 8.6 percent of revenue in the corresponding 2014 period. Year-to-date adjusted operating income of $801 million or 8.3 percent of revenue compares to $731 million or 7.6 percent of revenue for the comparable period in 2014. That's an improvement of 70 basis points.

As a result of the charge recorded in the quarter, we generated an income tax benefit for the third quarter of $187 million or 20.5 percent of our pre-tax loss. Excluding the impacts of the charge, income tax expense for the quarter was $69 million or 27.8 percent of adjusted pre-tax income compared to income tax expense of $85 million or 31.3 percent of pre-tax income for the corresponding 2014 period. For the full year, excluding the effects of the charge, we expect our effective tax rate to be in the 28 to 30 percent range.
Adjusted net income for the period was $164 million or 4.9 percent of revenues compared to $165 million or 4.9 percent revenues in the comparable period in 2014. Year-to-date adjusted net income was $466 million compared to $407 million for the comparable period of 2014, representing a 14 percent increase year-over-year.
For the quarter, adjusted diluted earnings per share were $1.54 compared to $1.51 for the comparable period in 2014.
As Phil highlighted, new awards for the third quarter totaled $4 billion and exceeded revenues by $679 million, representing a book-to-burn ratio of 1.2. At the end of the quarter, our backlog was approximately $29.9 billion, including a year-to-date adverse foreign exchange impact of approximately $450 million. That's comparable to our levels at year-end 2014.
Now let's review the operating group results for the third quarter. Third quarter revenues for Engineering and Construction totaled $1.9 billion, largely in line with the comparable period in 2014. Revenue benefited from increasing activities on our LNG projects in the U.S., offset by net decreases in revenues on our cost-reimbursable projects in the Asia Pacific region and Colombia.
E&C revenue experienced an FX headwind of an approximately $240 million, compared to the 2014 period. Adjusted income from operations, excluding the loss related to the nuclear business disposition, totaled $153 million or 7.9 percent of revenue in the third quarter compared to $155 million or 7.7 percent of revenues in 2014. Our third quarter E&C operating income reflects an adverse impact of approximately $18 million, compared to the 2014 period due to lower revenue resulting from the previously mentioned FX headwinds.

Fabrication Services generated third quarter revenue of $640 million, a decrease of $64 million from the comparable period in 2014. Our third quarter 2015 revenue decreased due to the timing of new projects, completion of storage work in the Asia Pacific region, and headwinds related to FX of approximately $40 million, compared to the same period in 2014. Income from operations totaled $61 million or 9.6 percent of revenues, compared to $68 million or 9.9 percent of revenues in the third quarter of 2014. Our third quarter 2015 results were adversely impacted by lower revenue volumes and net cost increases on various projects in the U.S. of approximately $13 million.
Technology reported revenue of $118 million, compared to $90 million in the third quarter of 2014, an increase of 32 percent. The increase was primarily due to higher catalyst volume. Income from operations for the third quarter was $32 million, approximately 27 percent of revenues, compared to $39 million or 43 percent of revenues for the corresponding 2014 period. The decrease in income from operations was due to a lower margin mix of work and lower equity earnings associated with our unconsolidated CLG joint venture. We continue to expect our Technology group to achieve operating margins in excess of 30 percent of revenues for the year.
Lastly, Capital Services generated revenues of $617 million, an increase of $35 million or 6 percent over the comparable period, primarily due to increased plant maintenance and chemical plant services revenue. Income from operations for the third quarter was $24 million or 3.9 percent of revenue, compared to $29 million dollars or 5 percent of revenues in the comparable 2014 period. The decrease is primarily a result of lower margin mix of work.
Now turning to our balance sheet, cash flow, and liquidity, at the close of the quarter, our cash balance was $424 million. During the quarter, we generated $21 million of net operating cash flows. Our year-to-date net operating cash usage of $173 million represents an improvement of $176 million from the comparable period in 2014. More importantly, we expect our operating cash flow performance following the close of the transaction to improve substantially.

As highlighted in the pro forma tables included in our earnings release, excluding the disposed business, our operating cash flow would have approached $327 million for the third quarter and $707 million year-to-date, an operating cash flow to net income conversion ratio of 2.4 and 1.9, respectively. For the 9 months of 2015, we have invested $93 million in capital expenditures, repurchased $211 million of common stock—that's approximately 4.5 million shares—and paid $23 million in common stock dividends.
During the quarter, our capital contract position reflecting the combined balances of receivables, inventory, contracts in progress, and accounts payable decreased by $252 million, compared to a $132 million decrease in the second quarter of 2015.
In the third quarter, our large U.S. nuclear projects increased their contract capital asset position by $331 million. We had previously indicated that we expected the nuclear projects contract capital position to remain relatively unchanged for the second half of this year; however, the recently announced disposition of the nuclear business has affected our ability to achieve cash neutrality on these projects in the second half of the year. We continue to enjoy significant support from the credit markets, with over $4 billion of credit availability to support new awards, growth, and strategic opportunities.
In terms of guidance for the remainder of the year, on a constant currency basis, we expect our revenues to be within $14 to $14.4 billion from $14.4 to $15.2 billion and adjusted earnings per share to be within our guided range of $5.55 to $6.05. Given the changes to our nuclear projects operating cash-flow expectations, we anticipate our operating cash flow for the year to be close to neutral.
In summary, we will continue delivering on our capital allocation priorities of maintaining a flexible capital structure and delivering value to our shareholders via sustainable growth, solid margins, strong cash flows, and returning capital to our shareholders.
With that, I'll turn it back over to Phil. Phil?
MR. ASHERMAN: Thanks, Mike.
Let's open the call for your questions.

TELECONFERENCE OPERATOR: All right. Ladies and gentlemen, if you would like to ask a question, please press Star, then 1 on your telephone keypad.
And your first question will come from the line of Michael Dudas with Sterne Agee.
MR. ASHERMAN: Hello, Mike.
MR. DUDAS (Sterne Agee): Good evening, Phil. Good evening, Michael.
MR. ASHERMAN: How are you, Mike?
MR. TAFF: Hey, Mike. How are you doing?
MR. DUDAS (Sterne Agee): Well, thank you.
So maybe to kind of—on the nuclear transactions, Phil, as you look back at what the Shaw transaction provided you and given the solution here, can you, maybe, put in context how you felt it went and how it's provided for CBI going forward?
And, Mike, just on the cash-flow neutral aspect, so there would be some cash outflows going out with the closure of this transaction? Maybe you can give a little more clarity to that.
MR. ASHERMAN: Mike, circle back on what are you saying in the first part of your question about the Shaw transaction.
MR. DUDAS (Sterne Agee): No, just—you know, given what's happened and where the company is positioned going forward and, you know, looking back on how this all turned out with the transactions upcoming—
MR. ASHERMAN: Oh.
MR. DUDAS (Sterne Agee): —how you feel it all turned out.
MR. ASHERMAN: I feel great. No regrets. But, if you look at the combined company and considering any transaction is a way of growing the company in real terms—if you look at just the year prior to the transaction compared to the year after the transaction, we went from new awards from 7 billion to 16 billion. We went from backlog to 10 billion to 30 billion. We went from gross profit from 5 billion to 12 billion. We kept—we lowered our S&A. We raised EBITDA from 522 to a billion-one. So I'd have to say that the combination of the two companies did what we wanted to do and in addition to add a number of areas that we needed to diversify in and gave us more control of other projects, our pipe fabrication, and extended our scope to plant maintenance and got us into power generation vis-à-vis the combined cycle. So, I mean, we're very pleased with all of that.
As you know, we needed to solve this issue with the nukes, and we've done that, and we're only looking forward now. And we think the combined company is well positioned to take advantage of everything we see in front of us.
MR. TAFF: Yeah. And, Mike, related to your question from a cash-flow standpoint, as you recall, last quarter we talked about the nuclear projects being cash-flow neutral in the second half of the year, and that on a consolidated basis for the company, that we felt we could generate $400 to $500 million of operating cash flow.
Obviously, the game has changed a little bit with this transaction. The nuclear projects will be a drain for the second half of the year. For the third quarter, it was about a $300 million drain, and we see some additional potential leakage in the fourth quarter.
So, as a result, I think on a consolidated basis, we'll be close to kind of breakeven, cash flow-wise, for the full year, but I think, more importantly, is to really refer to the pro forma statements that just shows the power of the organization from a cash-flow generation standpoint. Ex this business we just sold through 9 months, we did generate over $700 million of positive operating cash flow, and in the prior year, we generated over a billion dollars of positive operating cash flow. So I think that gives the shareholder and the investment community just really a glimpse of what the organization—the remaining business is capable of doing on a prospective basis.
MR. DUDAS (Sterne Agee): Duly noted. I appreciate that color, Michael.
And my follow-up, I guess for Phil, even though you're looking at the addressable market and what the opportunities might be going forward, given slowdown in total cap spending, how do you feel about labor and the activity? Because it still seems like the Gulf Coast and other parts of the U.S. are going to continue to be pretty strong here going forward. From your position, how comfortable do you feel that you will be able to achieve the right opportunities for your labor and for attacking these projects?

MR. ASHERMAN: We started talking about that a couple of years ago, Mike, as you know, and you had asked several questions then, as had several of the analysts and investors, and I think we've done a pretty good job of identifying the labor needs, the 20,000-or-so direct labor personnel that we would require. We've instituted a number of training programs throughout the Southeast, particularly in Louisiana and Texas. There have not been any interruptions or delays in our projects, as we're going to the field, as a result of not being able to supply labor.
Now, of course, we benefited from the downturn certainly in some of the other related industries relative to the services company and the offshore platforms. We found that much of the skills that were needed for those types of jobs have migrated to us. As you know and commented last quarter, we've tapped into other labor pools, recruiting veterans. We're continuing to do that.
So we see that as a pretty positive thing for us. We self-perform everything we do. So we're not going to be dependent on subcontractors being able to provide labor. We're going to provide it. And we've seen great response in our advertising, in our reaching out to various labor markets, and we feel pretty good on the direction we're headed.
MR. DUDAS (Sterne Agee): Thank you, Phil and Michael.
MR. ASHERMAN: Thanks, Mike.
TELECONFERENCE OPERATOR: And your next question will come from the line of Steven Fisher with UBS.
MR. ASHERMAN: Hi, Steve.
MR. FISHER (UBS): Hi. Thanks. Good afternoon.
MR. TAFF: Good afternoon, Steve.
MR. FISHER (UBS): Phil, I think you said that you anticipate growing both revenues and earnings double digit next year, and I know you will give us more detail in January. But I guess I'm trying to figure out how you get to the double-digit revenue growth you are talking about, because backlog, it sounds like the—or is flat, and bookings, it sounds like will be about the range as this year. So what's going to drive the double-digit growth? And I guess, just to clarify, that that excludes the nuclear in both years?

MR. ASHERMAN: Yeah. It's all adjusted, Steve, as you look at that.
And when you look at the double-digit revenue growth—and I'll let Mike add his color on that as well. You also got to remember that the phase of these major projects are strengthened in the field, where we're going to be generating more revenue. There is some major projects we're looking at that will get a quicker start than we've had on some of the current backlog. So it's current backlog, in addition to some new work.
And remember, it's not just projects. We're talking about backlog relative to our other units as well. So we think that double digits—I can't tell you right now whether that's 10 or 12, but it's certainly in the teens, and we feel pretty confident that we're going to be able to get there.
So, as far as revenue, I don't think we're going to have any currency translation issues going into next year. We've tried to normalize our outlooks to accommodate for that, so—but we feel pretty confident that we're going to be able to grow the company again by double digits.
MR. TAFF: Yeah. Steve, I mean, I think that kind of the easy math is you just look at where we are today at kind of on a pro forma basis of $22 billion of backlog. We think that will grow in the fourth quarter, and then leading into next year, as Phil said, some of the large U.S. projects will have a higher percentage burn rate than they had this year. I think you just couple that with our normal underpinning work, should certainly allow for that.
MR. FISHER (UBS): Okay. That's helpful.
And then on cash flow, looking at it ex-nuclear, obviously the $326 million in the quarter was an improvement from the first half. Can you just talk about what were the underlying drivers of getting to that in the first half and what drove the third quarter? Because I'm really just trying to get a sense of what's the advance payments versus working capital improvement versus just profit conversion and then how are those different drivers going to play out next year.
MR. TAFF: Well, it's kind of a combination of all that. I mean, I think you just look at it for the quarter and the year and then look at the prior year too. We'll share with you 2014 too, but, the 2014 cash flow we generated was over a billion dollars, almost equal to our EBITDA on a pro forma basis. So it has a lot to do with a lot of these new projects coming on board, and so it's really, I'd say, kind of three factors, and you hit on all three of them.

The first is really managing our risk. When Phil and I think about managing our risk, especially with the new projects, it's, you know, as Phil said, executing and really signing up for projects that we're capable of executing, but also in that is making sure we have very good cash-flow metrics in there. So that's something we're really focusing on today in every project we bid.
The second is just kind of getting back to the basics—and we've been talking about that for the 6, 7 months I've been here—just getting back to basics of managing our working capital, timely accurate billing, managing our payables, managing our inventories, things like that.
And then—and the rest is really, Steve, it just gets down to execution. So it's a little bit of all three of those things in the quarter and also for the year, and we'd expect that to continue into the next year as well.
MR. FISHER (UBS): Okay. Very helpful. Thanks.
TELECONFERENCE OPERATOR: Your next question will come from the line of Jamie Cook with Credit Suisse.
MR. ASHERMAN: Hi, Jamie.
MS. COOK (Credit Suisse): Hi. Good evening.
MR. TAFF: Hi, Jamie.
MR. ASHERMAN: Did we lose you? Jamie?
TELECONFERENCE OPERATOR: Okay. Jamie's line has disconnected. Your next question will come from the line of Tahira Afzal with KeyBanc.
MR. ASHERMAN: Hi, Tahira.
MS. AFZAL (KeyBanc): Hi, Phil. How are you?
MR. ASHERMAN: We're fine. How are you tonight?
MS. AFZAL (KeyBanc): I'm doing well. Thank you.
So I just wanted to get some more visibility on the petrochem projects on a regional basis and get your thoughts around some of the margins that some of your customers are seeing today and how they play into the long-term decisions.
MR. ASHERMAN: When we look forward into 2006, the concentration of the petrochem projects are in North America. I mean, aside from the Orpic job that I mentioned as a potential project for this year, which is a huge investment, most of these projects are in the neighborhood of anywhere from, you know, $500, $700 million to well over a billion dollars, and again, they are concentrated heavily in North America.
I think what's interesting is what I said about the mix changing. When we look at addressable markets, we see the overall universe, if you will, shrinking somewhat for all the apparent reasons, but I think whereas we saw last year a heavy concentration in LNG and upstream—and remember LNG for us is more than just export terminals. It's peak shavers, it's tanks, it's import facilities. It's a lot of LNG around the world.
But even having said that, we've seen a reduction in the opportunity set for LNG going forward, but we've also seen a significant increase in the refining and petrochemical. So, if you look at petrochemical, I'd say our opportunity is primarily in North America. If you look at refining, it's pretty much spread around the world in terms of all the way from South America to Asia Pacific and some in the Middle East.
So it's a very interesting change in the mix. We're looking at—as this mix will continue to change, as we look at more investment going downstream and more derivatives and specialty chemicals, we'll see that as, again, more of a changing mix as we go forward into '17 and '18.
So I think that's really the point we're trying to make is that that mix is changing, and we seem to have a pretty good position as we move forward.
MS. AFZAL (KeyBanc): Phil, as the dynamics of all these market have changed, is there a change in terms of how you're looking at what technologies to invest in or, you know, do more, maybe, you know, acquire along the way?
MR. ASHERMAN: Oh, you're absolutely right because especially, as the market lose more downstream, the ability to provide a technology, a relevant technology, certainly increases our competitive advantage in securing EPC and other services, because, again, when we get the EPC, we also can sell fabricated pipe, and we can provide tank and storage too. So it layers profitability in all these projects, and again, technology is key to that. So we're looking at that. We're looking at various collaborations, and certainly our own technology expertise to make sure that we're very well prepared for that change in mix.

MS. AFZAL (KeyBanc): Got it. Thank you very much, and congratulations on the quarter.
MR. ASHERMAN: Thank you.
TELECONFERENCE OPERATOR: Your next question will come from the line of Jeff Volshteyn with JPMorgan.
MR. ASHERMAN: Hi, Jeff.
MR. VOLSHTEYN (JPMorgan): Thank you for taking my questions.
MR. ASHERMAN: Sure.
MR. VOLSHTEYN (JPMorgan): I just wanted to follow up on your comment on LNG. Can you help us think through the geographies? What do you see in terms of for LNG over the next 3 to 5 years? And as a follow-up for that, the Mozambique project, can you just clarify sort of the timing of what you said in your prepared remarks as far as contract by the year-end or early 2016, and then how does that convert into an FID?
MR. ASHERMAN: Well, let me go back to what I just said in my previous comment. When you talk about LNG and our company, again, it's a broad spectrum of LNG opportunities from export facilities as well as tankage and peak shavers and other aspects of LNG.
But, primarily, North America, certainly a couple of LNG opportunities. Now, regardless of what you may read in some of the research reports, the LNG activity on these projects are continuing. We continue to do FEED work and studying on all the LNG projects in North America that still are on the list. You can clearly debate when those may get started, but certainly, they're all very active.
But, for us, we think there's probably several billion dollars' worth of LNG work to be awarded this year around the world, some in the Middle East, certainly, Africa is going to be a major, major part of that new award opportunity for us going forward. Some in the Middle East, some in Asia Pacific, in terms of some import facilities, certainly in Europe as far as some components of LNG there. So it's going to be certainly a part of our profile for a long, long time.
As far as Mozambique timing, again, Anadarko had their call last, I believe it was last week, and reconfirmed what I had already said, that we expect to get to our final EPC contract by the end of the year, at that time, or at least by 1st of January. We expect to bring it into our backlog, our share of backlog that we talked about earlier at that time. Their FID, again, they're pretty confident they're going to meet that goal of first half of 2016, and we have no reason to believe otherwise.
MR. VOLSHTEYN (JPMorgan): And are you able to do work between the time you kind of sign a contract and an FID?
MR. ASHERMAN: We've been working with them steadily for about a year and a half, and this is all preliminary works on a paid basis, supporting their early works program, getting ready for the kickoff of that job in earnest. It's important that we get the EPC contract, obviously, because then we can start from, you know, some of our commitments for long lead items and start to get the project going. So that's going to be an important milestone.
Even though it predates the FID, again, that's a process they go through but still one that we have a lot of confidence that we're going to look go forward and there won't any kind of change in the plan.
MR. TAFF: Jeff, once we'll get that EPC contract executed towards—and we think that will happen mid to late December, then we would record that into backlog at year-end, and that escalates the spin on the project at that time.
MR. VOLSHTEYN (JPMorgan): That's very helpful.
One more question on margin. With the sale of nuclear, I think the implied margin in that business is about 11 percent. Can you help us think through the bridge to what are your margin targets going forward? Not necessarily '16, but how do you get to kind of pre-sale margins? Because I'm guessing this is one of the higher margin businesses.
MR. TAFF: Well, let me clarify that. One, you know, I don't necessarily envision our margins changing, the margin guidance we have. For example, in E&C, it's 4 to 7 percent, and I still see us being towards the upper end of that, as we've been for last several quarters. And I'm glad you asked the question.
The other thing to clarify, that 11 percent business that you mentioned, over half of that was the amortization, that margin fair value liability account, so basically that kind of non-cash account, and so it was all profit, no revenue. So that business was really from a normal operating standpoint, you know, 3, 3.5 percent business and ongoing, you know, is what it was executing it.
MR. VOLSHTEYN (JPMorgan): Thank you very much.
MR. ASHERMAN: Thank you.
TELECONFERENCE OPERATOR: Your next question is from Jamie Cook with Credit Suisse.
MR. ASHERMAN: You're back.
MS. COOK (Credit Suisse): I'm back.
And if this question was asked, I apologize because, obviously, I got disconnected, but, you know, Mike—
MR. ASHERMAN: She's gone.
TELECONFERENCE OPERATOR: Okay. And she has disconnected.
Your next question will come from the line of Vishal Shah with Deutsche Bank.
MR. ASHERMAN: Vishal. Hello?
TELECONFERENCE OPERATOR: Vishal, go ahead. You might be on mute, sir.
MR. ASHERMAN: I'm not on mute.
TELECONFERENCE OPERATOR: All right. Your next question will come from Robert Connors with Stifel.
MR. CONNORS (Stifel): Hey, guys. Since we don't have the queue in front of us, I was just wondering what the fixed-price mix is in the backlog, and if you hit this $14 to $16 billion award number for '16, will that change substantially, be flat year-over-year, or what you're expecting?
MR. ASHERMAN: Again, that fixed hybrid type of account, of backlog, also is—considers our steel plate structures business as well as project business. We've been running 50-50 or so up until this past year. We anticipate 2016 to be more of a 60-40 split in terms of 60 percent of hybrid and fixed-price contracting versus 40 percent of other.
MR. TAFF: Actually, the backlog actually with the transaction, our fixed-price/hybrid actually goes down probably about 6 to 8 percent from that standpoint. So, from a backlog standpoint at year-end, you're probably looking at the end of this quarter as well as year-end, you're probably looking at that fixed-price/hybrid being somewhere between 65 and 68 percent.
MR. CONNORS (Stifel): Okay. And then the 13 million of cost increases on U.S. projects, can you give some further detail on that, where they're at, on percent complete, and what exactly happened there?
MR. TAFF: I'd say it was several projects. I'd say just it's not unusual when you have a hundred-plus-million-dollar projects there that you'd have some project movement. So I'd say not one particular project was instrumental in driving that.
I do know that one of the—one big tank project was at 90-plus percent complete, where we had some cost increases. So I'd say nothing alarming there, but just in aggregate, it did kind of move the needle just for that particular business line.
MR. CONNORS (Stifel): Okay. Thank you.
TELECONFERENCE OPERATOR: And your next question is from Jamie Cook with Credit Suisse.
MS. COOK (Credit Suisse): This is my last time. Can you hear me?
MR. ASHERMAN: Yes, Jamie. Go ahead.
MS. COOK (Credit Suisse): I'm at least persistent.
MR. TAFF: Yeah.
MS. COOK (Credit Suisse): I'm sorry if I missed a couple of things because I've been trying to dial back in. A couple of questions. Mike, just on the cash flow for 2016, I know your cash flow, ex the divestitures, have been positive, but any color, any more granularity you can give for '16 and in particular what can be generated from the core business and just what's customer advancements, and when do you think you can get to the level, you know, the 1.5 times debt to EBITDA?
And then, just my second question, when you're talking about growing EPS double digit in '16 on an adjusted basis, what is your adjusted '15 number that we should use as the base?
And then my last question is, as a result of the divestitures, are there any cost opportunities that we can think about? Thanks.

MR. TAFF: Well, from a cash-flow standpoint, as Phil mentioned, we think '16 will be at a minimum, operating cash flows would equal a net income, cash conversion ratio of 1.0.
Now, obviously, in 2014, again, when you just look at the remaining business, that was well north of two times, and year-to-date, we're at about 1.9 times. So obviously, we can't continue—
MS. COOK (Credit Suisse): Which is why I'm asking about '16 because I would hope—
MR. TAFF: Yeah.
MS. COOK (Credit Suisse): —'16 could be better.
MR. TAFF: Well, better than 1.9 or 2 times. That's a tall task.
But I do think it will be, at a minimum, equal to net income, but history shows you that we're certainly capable of being better than that.
You asked about our adjusted EPS for 2015.
MS. COOK (Credit Suisse): Yep.
MR. TAFF: I think when you look at the pro forma, we indicated year-to-date, it is about 92 cents. I think for the full-year, that 92 turns into somewhere between a buck-15 and a buck-20. I think for 2016, what we were thinking these businesses would have given us is probably in the, you know, buck 5 to buck 10 range.
MS. COOK (Credit Suisse): Okay. And then, last, are there any opportunities on the cost side just with the divestitures?
MR. ASHERMAN: Clearly, there was a whole structure, infrastructure in Charlotte and elsewhere regarding the power unit, and as soon as we finish with the transition plans, we'll certainly see some cost reductions.
My favorite metric, for the money we're saving on outside attorneys, I can train about 120 veterans every month. So that's one of the more positive capital allocation plans I have.
MR. TAFF: Yeah.

MR. ASHERMAN: But, no, we're going to see some cost reductions. We've been down that path for the 3 years. I think for the 3 years, we've gotten about 189 out of the business, and certainly, with the divestiture, we're going to see some further reductions.
MS. COOK (Credit Suisse): And I'm sorry. One, Mike. Did you answer when you think you can get below the 1.5 times? Sorry. I'm calling from my—
MR. TAFF: Yeah. I think we'll certainly start making meaningful progress next year, and I think probably over the next 12, 18 months—
MS. COOK (Credit Suisse): All righty. Great. Thanks. I'll get back.
MR. TAFF: Yep. Thanks.
TELECONFERENCE OPERATOR: And our final question today will be from the line of Andy Wittmann with Robert W. Baird.
MR. WITTMANN (Robert W. Baird): Great. Thank you for taking my call.
MR. ASHERMAN: Hello, Andy.
MR. WITTMANN (Robert W. Baird): Hi.
MR. TAFF: Andrew.
MR. WITTMANN (Robert W. Baird): Mike, so I think on the—I'm curious on how the deal affects the cash flow here in the waning days or months. You mentioned that it kind of affected the cash outlook. Is that because basically you've stopped work now, or are you working for free as part of the terms, or how does that affect the cash flow from now to close?
MR. TAFF: We're still obviously funding the projects, and so as you can look back at history over the last 9 months, you know, these projects have used $880 million, as you noted in the pro forma. You know, as much as I wish that would stop, I'm optimistic that we'll do all we can to mitigate that cash usage, but I do think that you'll see some continued cash usage in Q4 through the closing date of the projects.
But, no, the work continues. These projects have not demanded any shape, form, or fashion, so they're still under our control until we close, and as I indicated, we're shooting for a mid to late December close.

MR. WITTMANN (Robert W. Baird): So you didn't forgo any milestone payments under the terms of this deal or anything? Because I thought with the setting of some of the major milestones, we would have seen some of those cash payments come in.
MR. ASHERMAN: Yeah. We would—
MR. WITTMANN (Robert W. Baird): Were those foregone in the deal or—
MR. ASHERMAN: We were in the middle of negotiations of major milestones when we came to terms on this deal. So, obviously, that will continue but not under our watch.
There may be some additional payments and true-ups that we're going to receive as we go forward, and I think what we wanted to present to you was probably the most conservative view on going forward. Hopefully, there is going to be some upside, but we are going to continue to look for any recoveries that are due us before we close this deal.
MR. TAFF: Yeah.
MR. WITTMANN (Robert W. Baird): Okay.
MR. TAFF: The standard milestones will continue to get, Andrew—the ones that we were talking about getting last quarter was moving about $156 million a milestone from '16 into '15. Those are the ones that I think will be more difficult.
MR. WITTMANN (Robert W. Baird): Yeah. Okay. That makes more sense.
And then just can you talk, Mike, what the contract capital is without the nukes? You gave us a lot of pro formas. Just the contract capital balance would be an interesting one to know as well.
MR. TAFF: Yeah. I mean, all that will be in the 10-Q and all, so it's in a liability position where we have historically run. When you look back at the kind of the days from '05 through '12 or so, we were consistently in a, probably a $500 to $700 million range of negative contract capital. And we're in that similar range today but certainly can improve on that.
MR. WITTMANN (Robert W. Baird): Gotcha.
And, Phil, I'm just curious. As when you're sitting at the table to do this nuke deal, if you'd consider taking your partnership position with Westinghouse and going to be the sub a la what Fluor did, that seems like a pretty nice contract actually to do everything on a reimbursable basis. Was that part of the consideration set, or did you just feel like you needed cut ties and run?
MR. ASHERMAN: Historically, our role on new jobs going back to the first wake of nuclear construction was as a subcontractor for the containment vessels as well as the shield buildings and various supplies. We felt that probably Westinghouse needed to control this, they needed to decide how they were going to proceed with construction, and I think it was a good choice. I think it answers the question: You're not a contractor, that's not your core business, so you need to satisfy the stakeholders that you're going to be able to control and forecast this job.
So we've left the entire team there, and I'm sure the combination of Westinghouse and Fluor will do a great job to get it through. But our position was that we're going to extract ourselves from the nuclear construction business and let Westinghouse proceed.
MR. WITTMANN (Robert W. Baird): Okay. Great. Those are all my questions. Thank you very much.
MR. TAFF: Thanks, Andrew.
TELECONFERENCE OPERATOR: And that will conclude the Q&A portion of today's conference call. I'll turn the call back over to Mr. Asherman for closing remarks.
MR. ASHERMAN: I don't have any closing remarks except to thank everyone for their time and their participation today, and with that, we will conclude this call.
TELECONFERENCE OPERATOR: Once again, we'd like to thank you for your participation on today's CB&I third quarter 2015 financial results conference call. You may now disconnect.